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                                                                   EXHIBIT 10(w)

                     DESCRIPTION OF THE LIZ CLAIBORNE, INC.
                               BONUS DEFERRAL PLAN

In 1995, the Board of Directors of Liz Claiborne, Inc. (the "Company") adopted a bonus deferral plan (the "Bonus Plan") for executives eligible to participate in the Company's Supplemental Executive Retirement Plan (the "SERP").

Similar to the SERP, the Bonus Plan is intended to cover a select group of management or highly compensated employees, and no executive may participate unless he or she is affected by the Internal Revenue Code ceiling on compensation that must be taken into account under the tax-qualified plans ($150,000 for 1995).

The value of a participant's account is paid in cash following termination of employment, provided that participants can elect to defer all of part of their annual bonus for up to ten years after termination of employment. The Plan is unfunded, and participants have the status of general creditors of the Company.